                                                      RULE NO. 424(b)(1)
                                                      REGISTRATION NO. 333-95921

   PROSPECTUS SUPPLEMENT
   (To Prospectus dated May 9, 2000)

                                 EARTHWEB INC.

                   7% Convertible Subordinated Notes due 2005 and Shares of Common Stock Issuable Upon Conversion of the Notes

                               ----------------

   Our common shares trade on the NASDAQ National Market under the symbol
"EWBX."

   Investing in the notes or the common stock into which the notes are convertible involves risks that are described in the "Risk Factors" section beginning on page 2 of the accompanying prospectus dated May 9, 2000.

   Through June 1, 2000, the following selling securityholders have provided the information listed below. This list supercedes that set forth in the attached prospectus.

                                                   Common Stock Owned
                            Principal Amount of       Prior to the
                          Notes Beneficially Owned      Offering          Common Stock
          Name               and Offered Hereby          (1)(2)       Offered Hereby(1)(2)
          ----            ------------------------ ------------------ --------------------
Argent Classic
 Convertible Arbitrage
 Fund (Bermuda) L.P.....        $ 5,000,000             127,877             127,877
Black Diamond Offshore,
 Ltd....................            336,000               8,593               8,593
BNP Arbitrage SNC.......          3,000,000              76,726              76,726
Double Black Diamond
 Offshore, LDC..........          1,079,000              27,595              27,595
Fidelity Finanical
 Trust: Fidelity
 Convertible Securities
 Fund(3)................          7,500,000             191,815             191,815
Highbridge International
 L.L.C..................          2,500,000              63,938              63,938
JMG Capital Partners,
 LP.....................            750,000              19,181              19,181
Morgan Stanley & Co.....         10,000,000             255,754             255,754
Paloma Securities
 L.L.C..................          1,000,000              25,575              25,575
Q Opportunity Fund,
 LTD....................          8,000,000             204,603             204,603
Triton Capital
 Investments, Ltd.......            750,000              19,181              19,181
Worldwide Transactions
 Ltd....................             85,000               2,173               2,173

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(1) Assumes a conversion price of $39.10 per share and a cash payment in lieu of any fractional interest.
(2) Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $39.10 per share.
(3) The entity is either an investment company or a portfolio of an investment company registered under the Investment Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company. Fidelity Management & Research Company is a Massachusetts corporation, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, and is a wholly owned subsidiary of FMR Corp., also a Massachusetts corporation.

                    Prospectus Supplement dated June 2, 2000

    This Prospectus Supplement supercedes all prior Prospectus Supplements.